Exhibit 4.(a).63

The State of Israel
Ministry of Communications

General License of Partner Fixed Communications Solutions Limited Partnership for the Provision of Domestic Fixed-Line Telecommunication Services

Amendment No. 3

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law, we hereby amend the Exclusive General License for the provision of Domestic Fixed-Line Telecommunication Services, granted to Partner Fixed Communications Solutions Limited Partnership on 15 January 2007, as follows:

Amendment of Article 64

1.	In Article 64.7, instead of “(“commencement date”), other than”, shall come: “other than article 64.1 (a) that will become effective on 15 March 2007 (“commencement date”) other than”.

(19 February, 2007)

(sgd) —————————————— Mordechai Mordechai Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing